Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Trinity Industries, Inc.’s Leasing Company Announces
$482.5 Million Railcar Financing

DALLAS - June 20, 2018 - Trinity Industries, Inc. (NYSE:TRN) (“Trinity”) today reported that its wholly-owned subsidiaries, Trinity Industries Leasing Company ("TILC") and Trinity Rail Leasing 2018 LLC, ("TRL-2018") closed a two-tranche, railcar asset-backed securitization in the aggregate amount of $482.5 million with a blended coupon of approximately 4.41% and a weighted average life of approximately 8 years. The transaction is secured by 7,090 railcars, with a fair-market value of $621.6 million, and their associated operating leases. The obligations of the equipment notes are non-recourse to Trinity and TILC.

Net proceeds received from the transaction will be used to repay a portion of the conversion settlement value of Trinity’s $449.3 million convertible subordinated notes that were recently called for redemption at par on June 1, 2018. Holders of approximately $448.5 million aggregate principal amount of the notes submitted notices for conversion of their notes prior to the conversion deadline of May 30, 2018. The aggregate settlement amount of the notes submitted for conversion, with settlement dates occurring on various dates between May 30, 2018 and July 3, 2018, cannot be determined at this time; however, the aggregate settlement amount will exceed the net proceeds from the asset-backed securitization.

“We were pleased with the high level of investor interest in the TRL-2018 secured railcar equipment notes offering and our ability to execute the transaction with favorable terms and conditions,” said James E. Perry, Senior Vice President and Chief Financial Officer for Trinity Industries, Inc. “The net proceeds from the issuance facilitates the redemption of our convertible subordinated notes ahead of the Company’s planned spin-off of its infrastructure-related businesses in the fourth quarter of 2018.”

Trinity Industries, Inc., headquartered in Dallas, Texas, is a diversified industrial company that owns complementary market-leading businesses providing products and services to the energy, chemical, agriculture, transportation, and construction sectors, among others. Trinity reports its financial results in five principal business segments: the Rail Group, the Railcar Leasing and Management Services Group, the Inland Barge Group, the Construction Products Group, and the Energy Equipment Group. For more information, visit: www.trin.net.

Some statements in this release, which are not historical facts, are “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements about Trinity's redemption and conversion payments options and associated sources and forms of any payments, estimates, expectations, beliefs, intentions or strategies for the future, and the assumptions underlying these forward-looking statements. Trinity uses the words “anticipates,” “assumes,” “believes,” “estimates,” “expects,” “intends,” “forecasts,” “may,” “will,” “should,” “guidance,” “outlook,” and similar expressions to identify these forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from historical experience or our present expectations. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” and “Forward Looking Statements” in the Company's Annual Report on Form 10-K for the most recent fiscal year.

Investor Contact:
Preston Bass
Director, Investor Relations
Trinity Industries, Inc.
214/631-4420

Media Contact:
Jack Todd
Vice President, Public Affairs
Trinity Industries, Inc.
214/589-8909